                                                                  EXHIBIT (e)(5)

                                                                [Execution Copy]



                          ADMINISTRATIVE & INFORMATION
                               SERVICES AGREEMENT

                                     between

                        GULF INDONESIA RESOURCES LIMITED

                                       AND

                                   CONOCO INC.




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THIS ADMINISTRATIVE & INFORMATION SERVICES AGREEMENT (this "Agreement") is made and entered into this 5th day of March 2002 (the "Effective Date") By and between:

1) GULF INDONESIA RESOURCES LIMITED, a corporation continued and existing under the laws of New Brunswick, Canada and having its registered office at Wisma 46-Kota BNI JL. Jenderal Sudirman Kav. 1, Jakarta, 10220 Indonesia ("Gulf"); and

2) CONOCO INC., a corporation organized and existing under the laws of Delaware U.S.A. and having its office at 600 North Dairy Ashford Rd. Houston Texas, 77079 ("Conoco");

     Gulf and Conoco are referred to either individually as "Party" or collectively as "Parties" and shall include their respective successors. Either Gulf or Conoco may, as directed by the circumstances, be either a Party who requests services (a "Requesting Party") or a Party who provides services (a "Providing Party") pursuant to the terms of this Agreement.

WHEREAS:

A) Gulf and Conoco are both primarily engaged in the oil and gas business, including the acquisition, development, exploration and production of oil and gas properties; and

B) Seventy-two percent (72%) of the shares of Gulf are indirectly owned or controlled by Conoco Inc.; and

C) In order to maximize shareholder value and in an effort to better manage the affairs of each Party in a more cost effective and efficient manner the Parties wish to co-operate as to certain Administrative Services or Information Services as contemplated herein, provided that said co-operation is not in conflict with other existing arrangements that either Gulf or Conoco or any of their Subsidiaries (as defined below) may as of the Effective Date have with third parties.

NOW THEREFORE, the Parties hereby agree as follows:

1.   PURPOSE

     This Agreement shall provide a framework under which Gulf and Conoco and their respective Subsidiaries shall co-operate with each other concerning the Administrative Services or Information Services contemplated herein for the mutual benefit of the Parties. For purposes of this Agreement, "Subsidiary", with respect to a corporation (the "first corporation"), means a corporation that is controlled (i) by the first corporation, (ii) by the first corporation and another corporation which is itself controlled by the first corporation, (iii) by two or more corporations, each of which is controlled by the first corporation, or that is a subsidiary of such a corporation.

     Gulf and Conoco shall each appoint a representative who will act as the main point of communication between each of them and their respective Subsidiaries in order to facilitate the activities related to this Agreement and the provision of Administrative Services or Information Services contemplated herein.


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     Each Party acknowledges that Perusahaan Pertambangan Minyak dan Gas Bumi
     Negara ("PERTAMINA") is currently the manager of oil and gas assets in Indonesia, and that PERTAMINA has subcontracted through production sharing contracts the management of such assets to Subsidiaries of Gulf and to Subsidiaries of Conoco and that, as a result, the actions of Gulf and Conoco (or their respective Subsidiaries or other Affiliates) hereunder are subject to the same control by PERTAMINA as would the actions of Gulf or Conoco in connection with such assets. For purposes of this Agreement, (i) "PSC" means a production sharing contract between either Gulf or Conoco, as the case may be, or any of its Subsidiaries and PERTAMINA, and includes any technical assistance contract, enhanced oil recovery contract, and any similar contractual arrangement to which Gulf, Conoco or any of its Subsidiaries may be a party or which it may enter into in the normal course of its business; and (ii) "Affiliate" means, with respect to a person, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such person, and the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, activities or policies of any person or entity, whether through the ownership of voting securities, by contract, employment or otherwise but, for greater certainty, does not include any person deriving such rights through a PSC.

2.   AUTHORITY & RESPONSIBILITY OF THE PROVIDING PARTY

 2.1 The Providing Party shall have the responsibility to render the Administrative Services or Information Services as contemplated herein in support of the business of the Requesting Party (and its Subsidiaries) as set forth herein. The Providing Party agrees to endeavor to ensure timely delivery of deliverables in respect of any activities to be carried out hereunder. The Providing Party shall perform all activities contemplated hereunder in a prudent manner consistent with generally accepted standards for the oil and gas business. The Providing Party's activities under this Agreement shall be specifically subject to the terms hereof and the general control, direction and supervision of the Requesting Party.

 2.2 Both Parties shall use all reasonable efforts to ensure full compliance by itself and its agents with all applicable laws, ordinances, regulations and orders relative to the provision of the Administrative Services or Information Services contemplated herein in each country which may have jurisdiction over the provision of such Administrative Services or Information Services.

3.   PROVISION OF ADMINISTRATIVE SERVICES

 3.1 At the request of the Requesting Party from time to time, the Providing Party shall provide Administrative Services to the Requesting Party (or one of its Subsidiaries), subject to the general direction and supervision of the Requesting Party.

     For purposes of this Agreement, "Administrative Services" shall mean the following:

(a) financial and management consulting services pertaining (i) to accounting and maintenance of records, (ii) to the extent permitted by applicable law, preparing and assisting with obtaining and maintaining governmental approvals as and when necessary


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     under applicable law, and (iii) complying with other applicable laws and regulations of the Republic of Indonesia or any political subdivision thereof;

(b) any or all of the administrative services as may be required for the reasonable conduct of the business of the Requesting Party (and its Subsidiaries except that for purposes of this Agreement with respect to Conoco as a Requesting Party the Subsidiaries of Conoco shall not include Conoco Indonesia or its subsidiaries), including, without limitation, human resources, audit, accounting, tax, land, communications, investor relations, insurance, payroll, legal and financial services, public company reporting obligations and stock exchange requirements;

(c) performing and/or managing evaluation services as may be reasonably required in connection with prospective acquisitions of properties and assets by the Requesting Party, including, without limitation, acquisition screening and due diligence;

(d) assisting the Requesting Party with the selection and supervision of the such accountants, attorneys, banks, financial advisors, transfer agents, custodians, underwriters, insurance companies and other persons as may from time to time be requested by the Requesting Party or may reasonably be necessary to render services hereunder;

(e) at the request of the Requesting Party, analyzing reports, economic data and other information relating to the business of the Requesting Party and its Subsidiaries and periodically reporting to the executive officers or the Board of Directors of the Requesting Party all such information obtained and analyzed, including making recommendation with respect thereto;

(f) maintenance activities, including overseeing and managing the interests of the Requesting Party in the various partnerships, joint ventures, companies and other entities in which the Requesting Party has an interest, and reporting to the executive officers of the Requesting Party any significant fact or matter which relates to such interests;

(g) providing Conoco, at its request, with relevant information for assessing the value of, or making decisions with respect to the acquisition, funding, management or disposition of, existing or future assets or investments of Gulf; and

(h) all other services and assistance as may be requested by the Requesting Party and agreed to be provided by the Providing Party from time to time which are necessary or desirable for the operation of the business of the Requesting Party and its Subsidiaries, including any other services performed by Gulf which are not directly billable under this Agreement or the Technical Services Agreement to a PSC,

 3.2 The Parties shall consult with respect to any employees of the Providing Party (or its other Affiliates) for Administrative Services which the Providing Party proposes to assign or second to the Requesting Party.

 3.3 Subject to Indonesian law, regulation, custom, practice and requirements, Gulf shall obtain from Conoco (or its other Affiliates) on a non-exclusive basis all Administrative Services other than those which it is permitted to provide itself hereunder. Gulf shall not provide any Administrative Services itself without the prior consent of Conoco, except for such Administrative Services which are required to be performed by Gulf or such other


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     designated party in accordance with Indonesian and other applicable law, regulation, custom, practice and requirements.

4.   PROVISION OF INFORMATION SERVICES

 4.1 At the request of Gulf from time to time, Conoco shall provide or cause to be provided Information Services to Gulf (or one of its Subsidiaries), subject to the general direction and supervision of Gulf.

     For purposes of this Agreement, "Information Services" shall mean the following:

           (a) periodic processing of the data and information of Gulf on the Gulf System and/or on the Conoco System, as applicable, and provision of information and reports to Gulf arising from such data and information processing tasks. For purposes of this Agreement, "Conoco System" means the information processing systems, hardware, communications equipment, computer programs and/or data of Conoco, portions of which are used by Conoco to provide Information Services to Gulf as contemplated by this Agreement; and (ii) "Gulf System" means the information processing systems, hardware, communications equipment, computer programs and data of Gulf including such updates and enhancements thereto as contemplated by this Agreement.

           (b) periodic maintenance and support of the Gulf System including all liaison with vendors of components thereof and provision of updates and new versions or releases (as approved by Gulf);

           (c) periodic maintenance and support of the portions of the Conoco System used to provide data and support for Gulf provided that all decisions regarding the provision of updates and new versions or releases shall be solely made by Conoco after consultation with Gulf;

           (d) periodic reporting and recommendations on enhancements to and remedial action in respect of the Gulf System;

           (e) implementation of updates, revisions, enhancements and new versions of components of the Gulf System and provision of applicable training to the Gulf staff in that respect;

           (f) such other information technology or related services as Gulf may request from time to time and that Conoco agrees to provide.

 4.2 The Parties shall consult with respect to any employees of Conoco (or its other Affiliates) for Information Services which Conoco proposes to assign or second to Gulf to provide the Information Services.


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5.   REQUESTS FOR ADMINISTRATIVE SERVICES & INFORMATION SERVICES

     Any request for Administrative Services or Information Services shall specify in reasonable written detail the Administrative Services or Information Services being requested the date or dates on which the Requesting Party desires such Administrative Services or Information Services to be supplied or completed and such other information as may be reasonably necessary or relevant. The Providing Party may request clarification as to any matter contained in such request, in a timely manner. Upon receiving a request for Administrative Services or Information Services, the Providing Party shall reply by submitting a project sheet that describes the work to be performed, timing, and estimated costs associated with the performance of the Administrative Services or Information Services. If the Providing Party is unable to provide the Requesting Party with the requested Administrative Services or Information Services in a timely fashion within a mutually agreed fee structure, then the Requesting Party shall be free to obtain such services from third parties. If the project sheet is agreed between the Parties, then it shall be signed by authorized representatives of both Parties, and be administered pursuant to the terms of this Agreement. The Parties intend that the Fees for the provision of Administrative Services or Information Services hereunder shall be limited to the actual total costs, direct and indirect (including, but not limited to, overhead and administrative costs, out-of-pocket expenses of the Providing Party for its Administrative Services or Information Services and its employees, agents and consultants incurred in connection with the provision of Administrative Services or Information Services hereunder, amounts paid by a Party to third parties calculated by reference to the Fees and Indonesian levies and taxes) to the Providing Party of such Administrative Services or Information Services, provided that such Fees shall not exceed those which the Requesting Party would pay to an arms' length third party for services of comparable quality, quantity and location. It is the intent of the Parties that a Providing Party and its Subsidiaries, should neither gain a profit nor suffer a loss as a result of performing the Administrative Services or Information Services pursuant to this Agreement.

     The Requesting Party may at all times and in any event in its discretion conduct Administrative Services or Information Services separately and/or in-house. Notwithstanding anything to the contrary set forth herein, the Requesting Party may use third party service providers to the extent required by Indonesia law, regulations or custom, or to effect cost recovery, free of any restriction contained herein.

6.   FINANCIAL ADMINISTRATION

     When requested to do so in writing by the Requesting Party, and supplied with all necessary information including a scope of work upon which to base its budget projection, the Providing Party will provide the Requesting Party with necessary information to prepare its operating budgets in a timely manner and in any event no later than six (6) months prior to the beginning of a fiscal year of the Requesting Party. Prior to the end of each fiscal year of the Requesting Party during the term of this Agreement, the Requesting Party shall, to the extent possible, prepare and submit to the providing Party, a budget (the "Budget") for Administrative Services or Information Services for the ensuing year. Both Parties shall jointly employ reasonable efforts to ensure that the annual costs of providing Administrative Services or Information Services hereunder shall not exceed the approved Budget either in total or in any one accounting category in connection with any matters set forth in such Budget.


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7.   CONSULTANTS

     The provisions of this Agreement are not exclusive in favor of either Party, and each Party acknowledges and agrees that they may use third party consultants to perform certain of the activities outlined in this Agreement, and they may provide comparable administrative services or information services to itself or other subsidiaries as requested. The Parties may mutually agree upon retaining a specific third party consultant not currently retained by either Party for certain Administrative Services or Information Services in order to avoid needless cost or duplication.

8.   FEES

     Fees in connection with Administrative Services or Information Services provided pursuant to this Agreement ("Fees") shall be billed monthly by the Providing Party performing such Administrative Services or Information Services to the Requesting Party, with an Invoice representing all actual and allocated costs for the previous month to be delivered to the Requesting Party no later than the 20th of each month. The Requesting Party shall pay invoices within thirty (30) days from the receipt thereof.

9.   AUDIT REPORT

     Either Party shall have the right at any time to cause its auditors to prepare a report to it confirming that the computation of the Fee by a Party was accurate, and the other Party(s) shall provide all reasonable cooperation and access to such auditors in the preparation of such report. At the request of a Party, the other Party(s) shall also provide all reasonable cooperation and access to PERTAMINA or any government official in the event that PERTAMINA or such government official shall request or undertake an audit of any Fees paid hereunder. In the event that any audit conducted by a Party hereto determines that the Fees were not properly calculated, the Party against which such determination is made shall have the right to cause another independent audit to be prepared. In the event of disagreement between any two such audits, the matter shall be determined between the Parties hereto pursuant to arbitration in accordance with the provisions hereof. Upon any ultimate determination, either Party, as the case may be, shall refund or pay any Fees improperly paid, or not charged, to the other.


10.  TERM AND TERMINATION OF AGREEMENT

 10.1 The initial term of this Agreement shall be for a ten (10) year period beginning on the Effective Date. Thereafter, this Agreement shall automatically renew for successive five (5) year periods until terminated in accordance with the terms of this Article 10.

 10.2 This Agreement shall be terminated at the earliest of the following occurrences:

           (a) at such time as the Parties shall mutually agree in writing, this Agreement may be terminated on the terms and dates stipulated in such writing.

           (b) at the expiration of the Initial Term or any Renewal Term, should either Party elect, with or without cause, to terminate this Agreement by giving the other party


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               at least twelve (12) months' advance written notice of its intent to terminate. In such event, after proper notice, this Agreement shall terminate on the expiry of the Initial Term or the Renewal Term, as the case may be.

     Subject to events of FORCE MAJEURE (as provided in Section 15.8 hereof), in the event either Party shall fail to discharge any of its material obligations hereunder, including, without limitation, the obligation to render Administrative Services or Information Services under the terms of this Agreement or the "Technical Services" under the Technical Services Agreement between the parties in a timely and prudent manner, or shall commit a material breach of this Agreement or the Technical Services Agreement and such failure, default or breach shall continue for period of thirty (30) days after the other Party has served written notice of such default, this Agreement and the Technical Services Agreement may then be terminated at the option of the non-breaching Party by written notice therefore to the breaching Party specifying a proposed date of termination at least thirty (30) days after the date of such notice, it being understood that such termination right is in addition to any other remedies that may be available to the aggrieved Party.

     Unless otherwise provided in this Section 10.2, either Party may exercise its right to terminate this Agreement by giving the other Party written notice specifying a proposed date of termination no more than twelve (12) months nor less than thirty (30) days after the date of such notice, in which case this Agreement shall terminate on the date specified in such notice.

     10.3 The termination of this Agreement in accordance with the provisions of this Article 10 shall have the following effects:

           (a) Except for the mutual indemnities set forth in Article 13 and the covenants and the other provisions herein that by their terms expressly extend beyond the Term of Agreement, the Parties' obligations hereunder are limited to the Term of Agreement.

           (b) In the event this Agreement is terminated for any reason, the Providing Party for such Administrative Services or Information Services shall immediately deliver possession to the Requesting Party of all assets, books and records of the Requesting Party in the other Party's possession and shall provide the Requesting Party with copies of all assets, books and records (including electronic copies in the format requested by the Requesting Party and reasonably within the other Party's capability) relating to the Administrative Services or Information Services that are in the other Party's possession, at the cost of the Requesting Party.

           (c) Upon termination of this Agreement (for whatever cause, other than a material breach by a Party of this Agreement), the Requesting Party shall pay to the Providing Party the amount of any and all costs and expenses accrued to the date of such termination which are payable in accordance with the provisions hereof, together with any costs actually incurred which result from the termination of this Agreement.

     10.4 Notwithstanding termination of this Agreement, each Party shall remain bound by the provisions of Article 11.2.


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11.  ACCESS TO BOOKS AND RECORDS; CONFIDENTIALITY; CONFLICTS OF INTEREST

 11.1 Except as otherwise provided under the Confidentiality Agreement between the parties dated 15 October 2001, each Party and its duly authorized representatives shall have complete access to the other Party's offices, facilities and records wherever located, as necessary in order to discharge its responsibilities hereunder. All records and materials furnished pursuant to this Agreement shall at all times during the term of this Agreement remain the property of the Party providing such records and materials. The Requesting Party and its duly authorized representatives shall have complete access to records and other information concerning the Requesting Party (and its Subsidiaries) used by the Providing Party in the performance of its duties hereunder

 11.2 During the term of this Agreement and for a period of three (3) years thereafter, any information and data acquired, interpreted, developed or disclosed in connection with the Administrative Services or Information Services provided under this Agreement shall be treated by the receiving Party as confidential and shall not be disclosed by the receiving Party except to its directors, officers, employees and to the directors, officers, employees of its Affiliates, and to its consultants, without the prior written consent of the disclosing Party. Both Parties shall ensure that the person to whom confidential information is provided is aware of the confidentiality obligations under this Agreement and shall ensure that such persons comply with the confidentiality provisions of this Agreement.

 11.3 Conoco undertakes that it shall avoid any conflict of interest between the interests of its other Subsidiaries and other Affiliates and the interests of Gulf and its Subsidiaries in dealing with suppliers, customers and all other persons doing or seeking to do business with Gulf in connection with the Administrative Services or Information Services contemplated under this Agreement.

 11.4 The provisions contained in Section 11.2 shall survive the termination of this Agreement.

12.  GOVERNING LAW AND DISPUTE RESOLUTION

 12.1 This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York.

 12.2 Any dispute, controversy, or claim arising under this Agreement, including any disputes as to the construction, performance, interpretation, breach, termination, enforceability or invalidity of this Agreement, that cannot be settled amicably by the Parties within thirty
      (30) days of receipt by the Parties of a notice of such dispute, shall be finally settled by a three (3) person arbitration panel under the UNCITRAL arbitration rules as in force on the date of this Agreement and in accordance with the following provisions:

      (a) The Parties by mutual agreement shall select the three (3) person panel within thirty (30) days of the notice of the dispute described above. If the Parties have not selected the three person panel within such thirty (30) day period, then the entire panel shall be selected by the Secretary-General of the Permanent Court of Arbitration at the Hague (provided that the requirements set forth in clause (b) below are satisfied);


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      (b) Each arbitrator shall be fluent in English and shall be experienced in the oil and gas industry;

      (c) The site of the arbitration shall be in London. The language of the arbitration shall be English;

      (d) The Parties agree that the award made by the panel shall be final and conclusive and binding upon the Parties;

      (e) Any expenses incurred in connection with the appointment of the arbitrator(s) and the performance of the arbitration shall be shared equally by the Parties. Each Party shall pay its own expenses incurred in connection with the arbitration;

      (f) The Parties agree that no Party shall have any right to commence or maintain any suit or legal proceeding until the dispute has been determined in accordance with these arbitration procedures and then only for enforcement of the award made in such arbitration. In the case of a lawsuit or any other legal proceeding being commenced against any Party to enforce any arbitration award or for any other purpose related to this Agreement, the Parties agree that they are subject to the non-exclusive jurisdiction of, and hereby irrevocably elect permanent domicile at, the District Court of Central Jakarta, Indonesia. The Parties expressly agree to waive any provisions of any applicable law or regulation of Indonesia or any competent authority that provide the possibility to appeal the decision of the arbitrators so that there shall be no appeal to any court from the decision of the arbitrators; and

      (g) Each of the Parties hereby expressly waives any Indonesian laws and regulations, decrees or policies having the force of law that would otherwise give a right to appeal the decision of the panel and the Parties agree that, in accordance with Article 60 of the Indonesian Arbitration Law, neither Party shall appeal to any court from the award or decision contained therein, so that on the decision taken by the panel there shall be no other Indonesian authority or panel. Each of the Parties waive the applicability of Articles 48.1 and 73(B) of the Indonesian Arbitration Law; however, the Parties do acknowledge among themselves that it is their intent that an arbitration under this Agreement be completed within one hundred eighty (180) days from the selection of she three person panel.

13.  INDEMNITIES

  13.1 Indemnification by Conoco

       Conoco shall protect, indemnify, defend and hold harmless Gulf and its officers, directors, employees, agents, other representatives and Subsidiaries (together the "Gulf Indemnitees") from any and all threatened or actual claims, demands, causes of action, suits, proceedings (formal or informal), losses, damages, fines, penalties, liabilities, costs and expenses of any nature, including attorney's fees and court costs, sustained or incurred by or asserted against a Gulf Indemnitee by any person by reason of or arising out of: (i) any breach or alleged breach of this Agreement by Conoco, its Affiliates (other than a Gulf


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       Indemnitee), agents, or employees; or (ii) any act or alleged act of fraud, willful misconduct or gross negligence of Conoco or its Affiliates (other than a Gulf Indemnitee) or any of their respective employees, officers, directors or agents, or (iii) acts outside, or omissions in, the scope of Conoco's or its Subsidiary's authorized duties and responsibilities contained herein. In case any action or proceeding shall be brought against a Gulf Indemnitee in respect of which indemnification may be sought against Conoco pursuant to this Section 13.1, then Conoco, upon receipt of notice from Gulf, shall defend such action or proceeding by counsel reasonably satisfactory to Gulf and Conoco, and Conoco shall pay for all expenses therefore unless such action or proceeding is resisted and defended by counsel for any carrier of public liability insurance that benefits Gulf or Conoco. Gulf shall promptly give written notice to Conoco when a claim is made against a Gulf Indemnitee for which indemnity is owed pursuant to this Section 13.1. Conoco shall participate at its own expense on defense of such claims, but Gulf shall have the right to employ its own separate counsel. Gulf shall assist Conoco in the defense of any claim for which Conoco owes indemnification hereunder and is undertaking to provide a defense, by making available to Conoco such records and personnel as may be reasonably required in the defense of such claim.


  13.2 Indemnification by Gulf

       Gulf shall protect, indemnify, defend and hold harmless Conoco and its officers, directors, employees, agents, other representatives and Subsidiaries (together the "Conoco Indemnitees") from any and all threatened or actual claims, demands, causes of action, suits, proceedings (formal or informal), losses, damages, fines, penalties, liabilities, costs and expenses of any nature, including attorney's fees and court costs, sustained or incurred by or asserted against a Conoco Indemnitee by any person by reason of or arising out of: (i) any breach or alleged breach of this Agreement by Gulf, its Affiliates (other than a Conoco Indemnitee), agents, or employees; or (ii) any act or alleged act of fraud, willful misconduct or gross negligence of Gulf or its Affiliates (other than a Conoco Indemnitee) or any of their respective employees, officers, directors or agents, or (iii) acts outside, or omissions in, the scope of Gulf's or its Subsidiary's authorized duties and responsibilities contained herein. In case any action or proceeding shall be brought against a Conoco Indemnitee in respect of which indemnification may be sought against Gulf pursuant to this Section 13.2, then Gulf, upon receipt of notice from Conoco, shall defend such action or proceeding by counsel reasonably satisfactory to Conoco and Gulf, and Gulf shall pay for all expenses therefore unless such action or proceeding is resisted and defended by counsel for any carrier of public liability insurance that benefits Conoco or Gulf. Conoco shall promptly give written notice to Gulf when a claim is made against a Conoco Indemnitee for which indemnity is owed pursuant to this Section 13.2. Gulf shall participate at its own expense on defense of such claims, but Conoco shall have the right to employ its own separate counsel. Conoco shall assist Gulf in the defense of any claim for which Gulf owes indemnification hereunder and is undertaking to provide a defense, by making available to Gulf such records and personnel as may be reasonably required in the defense of such claim.

14.  NOTICES

  14.1 Except as otherwise specifically provided herein, all notices and communications under this Agreement shall be deemed to have been properly given when received if sent to


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       Parties by email transmission to the appointed representative for each
       Party from time to time pursuant to Section 1 hereof, by telex, by telefax, or by acknowledged hand delivery:

         if to Gulf or one of its Subsidiaries that is a Party hereto as follows:

         GULF INDONESIA RESOURCES LIMITED
         Wisma 46, Kota BNI,
         Level 21
         Jl. Jend. Sudirman Kav. 1
         Jakarta. 10220
         Indonesia.
         Attention: Vice President, Finance
         Telefax: 62 - 21 5730737

         if to Conoco or one of its Subsidiaries that is a Party hereto as follows:

         CONOCO INC.
         600 North Dairy Ashford Rd.
         Houston Texas, 77079

         Administrative:
         Attention:  Assistant to the President--Exploration Production AAME
         Telefax: 1-281-293-2270

         Information Management:
         Attention:  Upstream IM Manager
         Telefax: 1-281-293-6898

  14.2 Gulf and Conoco may by giving notice thereof to the other change of its address for notice at any time.


15.  MISCELLANEOUS

  15.1 It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create a partnership, joint venture, association, trust or fiduciary relationship, or to authorize any Party to act as an agent, servant, or employee for any other Party.

  15.2 This Agreement is not intended to and shall not be deemed to impose any obligations upon the Parties to enter into any further transactions or impose any other obligation on either Party hereto with respect to areas of Administrative Services or Information Services hereunder. Without limiting the foregoing, this Agreement shall not be interpreted as creating any form of exclusive arrangement between the Parties, nor shall it place any restrictions on either Party in the conduct of their normal business.

  15.3 Any modification, variation or alteration to the terms of this Agreement shall be effective and valid if confirmed in writing by the Parties.

  15.4 No assignment of this Agreement or any of the rights or obligations set forth herein by a Party shall be valid without the specific written consent of both Gulf and Conoco, which


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


        will not be unreasonably withheld. Notwithstanding the foregoing, Gulf and Conoco and any of their permitted assignees shall have the right to assign this Agreement to an Affiliate without the consent of the other Parties hereto, provided that (i) such Affiliate is controlled by Gulf, or by Conoco, (ii) the ability of Gulf (or its Subsidiaries) or Conoco (or its other Affiliates) to obtain cost recovery under a relevant PSC is not thereby lost, and (iii) Gulf or Conoco, as the case may be, shall remain liable for such assignee's obligations and liabilities under this Agreement.

  15.5 The waiver by a Party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or any other provisions hereof.

  15.6 In the event either Party shall resort to legal action to enforce the terms and provisions of this Agreement, the prevailing Party may recover from the other Party the costs of such action including, without limitation, reasonable attorneys' fees.

  15.7 Upon the request of a Party, the other Parties shall execute such additional instruments and take such additional actions as shall be necessary to effectuate this Agreement.

  15.8 No Party shall be liable nor deemed to be in default for any delay or failure of performance under this Agreement resulting directly or indirectly from acts of God, civil or military authority, acts of public enemy, war accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes, interruptions by a Party's employees or any similar or dissimilar cause beyond the reasonable control of the Party claiming the force majeure.

  15.9 If any provision of this Agreement or any application thereof shall be declared or held to be invalid, illegal or unenforceable in whole or in part whether generally or in any particular jurisdiction, such provision shall be deemed to be amended to the extent necessary to cure such invalidity, illegality or unenforceability, and the validity, legality or enforceability of the remaining provision of this Agreement, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.

  15.10 No Party shall be liable to the other under this Agreement for direct, indirect or consequential damages including but not limited to economic losses, loss of profit or business interruption, loss of contract or business opportunity.

  15.11 The Parties hereto agree that as of the Effective Date hereof, it is in the best interest of the Parties that this Agreement shall supercede all terms and conditions of the Administrative Services Agreement dated as of 1 October 1997 and the Information Services Agreement dated as of 1 October 1997 each between Gulf and Gulf Canada Resources Limited (presently known as Conoco Canada Inc. and presently an indirectly wholly-owned subsidiary of Conoco Inc.) as well as all other previous oral or written discussions, offers, proposals, or positions between the Parties.

  15.12 The Parties hereto acknowledge and agree that additional Subsidiaries of Gulf may come into existence and/or may become parties to a PSC at any time and from time to time, and in such event, Gulf shall ensure that each Subsidiary which is the operator of or party to a PSC becomes a party hereto. A Subsidiary shall become a party hereto by executing a counterpart hereof and delivering a copy thereof to each of Gulf and Conoco, at which time of delivery such Subsidiary shall be deemed to be a Party hereunder without further formality.


IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.


For and on behalf of:                 For and on behalf of:

GULF INDONESIA RESOURCES              CONOCO INC.
LIMITED

/s/ PAUL C. WARWICK                   /s/ JAMES D. McCOLGIN
-------------------------------       ------------------------------------------
Name:   Paul C. Warwick               Name:    James D. McColgin
Title:  President and CEO             Title:   President-Exploration Production
                                               AAME


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